Exhibit 99

Rural Cellular Corporation

Receives Nasdaq Notice of Potential Delisting

For Immediate Release

October 10, 2002—Alexandria, MN—Rural Cellular Corporation (“RCC” or the “Company”) (Nasdaq/NMS: RCCC) today reported that it had received a Nasdaq Staff Determination on October 9, 2002 indicating that the Company has failed to comply with the minimum bid price requirements for continued listing set forth in Marketplace Rule 4450(b)(4) and, therefore, its common shares are subject to delisting from the Nasdaq National Market.

RCC intends to request a hearing before a Nasdaq Listing Qualifications Panel to review the Nasdaq Staff Determination.  Until the review is completed, Rural Cellular Corporation’s common shares will continue to trade on the Nasdaq National Market.

There can be no assurance the Panel will grant the Company’s request for continued listing. If the Company does not prevail, its common stock would likely be quoted on the OTC Bulletin Board (“OTCBB”). The OTCBB is a regulated quotation service that displays real-time quotes, last sales prices and volume information in over-the-counter equity securities. OTCBB quoted securities are traded by a community of registered market makers that enter quotes and trade reports through a computer network. Information regarding the OTCBB, including stock quotes, can be found at www.otcbb.com.

About the Company

Rural Cellular Corporation, based in Alexandria, Minnesota, provides wireless communication services to Midwest, Northeast, South and Northwest markets located in 14 states.

Forward Looking Statement

Statements about RCC’s future prospects are forward-looking and therefore involve certain risks and uncertainties, including but not limited to: competitive considerations, success of customer enrollment and retention initiatives, the ability to increase wireless usage and reduce customer acquisition costs, the successful integration of acquired operations with RCC’s existing operations, the ability to negotiate favorable roaming agreements, the ability to service debt, the resolution of certain network technology issues and other factors discussed from time to time in RCC’s  Report on Form 10-K for the year ended December 31, 2001 and other filings with the Securities and Exchange Commission.

Contact:	Chris Boraas, Investor Relations Director — Equity (320) 808-2451
Suzanne Allen, Treasurer — Preferred Securities and Debt (320) 808-2156
World Wide Web address: http://www.rccwireless.com

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